EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ABF FREIGHT SYSTEM, INC. AND TEAMSTERS
REACH TENTATIVE AGREEMENT ON NEW FIVE-YEAR CONTRACT
     (Fort Smith, Arkansas, January 30, 2008) – ABF Freight System, Inc., the largest subsidiary of Arkansas Best Corporation (Nasdaq: ABFS), announced today that it has reached a tentative collective bargaining agreement with the International Brotherhood of Teamsters (IBT) for a new five-year labor agreement. Under the tentative agreement, ABF’s Teamster employees will be covered by the National Freight Industry Standards Agreement which is currently being ratified. This new agreement will replace the National Master Freight Agreement which expires on March 31, 2008.
     “We have come to a labor agreement with the IBT well in advance of the expiration of our current contract,” said Robert A. Davidson, President and Chief Executive Officer of Arkansas Best and ABF. “This new contract provides us with greater labor flexibility and will allow ABF to more effectively serve the competitive LTL market, particularly the growing regional market.”
     As a result of this labor agreement, ABF will continue to participate in, and contribute to, all of its current multi-employer pension plans. Going forward ABF will continue to evaluate, with the IBT, these plans and other solutions for providing secure benefits to its employees.
          Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at arkbest.com and abf.com.
Contact: Ms. Judy R. McReynolds, Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (479) 785-6281
Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200
END OF RELEASE